Exhibit 10.14

NATERA, INC.
COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS

EFFECTIVE AS OF THE IPO DATE

A.                                    Cash Compensation:  Annual cash retainers each paid quarterly, in arrears.

1.	Retainer for each non-employee member of the Board:	$35,000

2.	Additional retainer for Lead Independent Director:	$15,000

3.	Additional retainer for Chair of Audit Committee:	$15,000

4.	Additional retainer for Chair of Compensation Committee:	$12,000

5.	Additional retainer for Chair of Nominating and Corporate Governance Committee:	$10,000

6.	Additional retainer for non-Chair members of Audit Committee:	$7,500

7.	Addition retainer for non-Chair members of Compensation Committee:	$6,000

8.	Additional retainer for non-Chair member of Nominating and Corporate Governance Committee:	$5,000

B.                                    Equity Compensation

1.                                      Initial stock option grants.  The Compensation Committee will grant to each non-employee director who first becomes a member of the Board of Directors on or after the IPO date an “initial option” to purchase 16,530 shares of the Company’s Common Stock.  The grant will be made on or as soon as reasonably practicable after the date of his or her election.  The exercise price per share will be equal to the fair market value per share of the Company’s Common Stock on the date of grant.  Subject to the director’s continuous service on the Board, the initial option will vest and become exercisable with respect to 1/3rd of the shares at the end of each year following the director’s appointment to the Board, so that it will be fully vested and exercisable after 3 years of service.  The initial option will become fully vested and exercisable in the event that the Company is subject to a change in control.

2.                                      Annual stock option grants.  In each year beginning in 2016, the Compensation Committee will grant to each non-employee director who continues serving on the Board after the annual meeting of the Company’s stockholders an “annual option” to purchase 11,169 shares of the Company’s Common Stock.  The grant will be made on or as soon as reasonably practicable after the date of the annual meeting.  The exercise price per share will be equal to the fair market value per share of the

SUMMARY OF PROPOSED PROGRAM

To be submitted to Board for approval on June 18, 2015

Company’s Common Stock on the date of grant.  Subject to the director’s continuous service on the Board, the annual option will vest and become exercisable in full on the earlier of (x) the date that is 12 months following the grant date or (y) the date of the annual stockholder meeting next following the grant. The annual option will become fully vested and exercisable in the event that the Company is subject to a change in control. The foregoing notwithstanding, a new director who has received the initial option grant under Paragraph 1 above will not in the same calendar year receive an annual option grant under this Paragraph 2.

3.                                      Stock Plan.  Except as otherwise set forth above, the initial and annual options will be granted under and subject to the general terms and conditions of a stockholder-approved equity incentive plan of the Company and a form of stock option agreement thereunder.

C.                                    Expenses

The reasonable expenses incurred by directors in connection with attendance at Board or committee meetings will be reimbursed upon submission of appropriate substantiation.